EXHIBIT 10.20
Consulting Agreement
This Consulting Agreement (“Agreement”) is made and entered into as of June 11, 2008 by Ignis Petroleum Group, Inc, a Nevada corporation (the “Company”), and Lifestyles Integration, Inc, a Texas corporation (“Consultant”).
Recitals
A.	The Company is currently engaged in the business of exploration for and production of natural gas and oil.

B.	The Company has recently lost key executives. The acting CEO and the Board of Directors of the Company (the “Board”) has determined it is in the best interest of the Company to obtain advice on business and operational strategies for the Company.

C.	Consultant has substantial expertise in executive leadership and consulting with and providing management advice to companies involved in the energy industry in connection with the formulation of business plans and strategies enabling growth and analysis of business and operating procedures.

D.	Consultant has provided consulting services to the Company in the past.

E.	Consultant and the Company have agreed on the terms and conditions pursuant to which Consultant will be retained to provide consulting services to the Board. This agreement will document and govern the terms and conditions of Consultant’s provision of Consulting Services beginning on the date of this agreement as more fully set forth below.
NOW, THEREFORE, the parties agree as follows:
A.	Appointment of Consultant
1.	Appointment; Reporting

By this Agreement, the Company appoints Consultant, and Consultant accepts such appointment, to provide advice and consulting services to the Company’s Board, in accordance with the terms and conditions of this Agreement. It is expressly understood and agreed that Consultant is appointed by, and shall report to, the Company’s Chief Executive Officer and the Board.
2.	Nature of Consulting Services
(a)	Consultant is retained to perform the following consulting services (the “Services”) to the extent requested by the Company:
(i)	To review the Company’s current position in Ignis Barnett Shale LLC and assist Company in analyzing potential performance of this asset through financial modeling and NPV analysis;

(ii)	To review the Company’s current position and assist the Company analyzing potential performance of other existing assets and potential acquisition of assets identified by the Company;

(iii)	Support the Company in the development of communications materials for use by Company Management in presenting to potential Funding Sources and buyers of assets of interest; and

(iv)	Provide comments and advice to the Company’s Management and the Board on negotiating positions taken and written communications as requested by the Board.
(b)	The Company expressly acknowledges and agrees that Consultant is retained to analyze and provide advice and recommendations regarding the foregoing matters, and that Consultant does not guarantee or warrant any specific results or outcome of any of the Services.

(c)	The Company acknowledges and agrees:
(i)	That the Consultant’s role is to provide advice to the Company’s Management and Board based on data provided and approved by the Company.

(ii)	The Company, its board of directors, and officers remain solely responsible for all business decisions in accordance with the Company’s bylaws and other applicable law.

(iii)	The Consultant does not accept the legal duties owed by officers and directors to the Company’s shareholders, and the Company has not retained the Consultant to discharge any such duties.

(iv)	The Consultant has/may have clients in addition to the Company. It is agreed that Consultant’s services defined herein are expected to require a modest time commitment in the range of 3 hours per week and Company will work with Consultant to coordinate schedules in light of other commitments.

(v)	Consultant has an agreement with another client with interests in the Barnett Shale play in Texas that includes a provision that prevents Consultant from working with other clients with interests in the Barnett Shale play. This Client is Ignis Barnett Shale, LLC. Ignis Petroleum Group owns an interest after payout and return on investment in Ignis Barnett Shale, LLC. Ignis Barnett Shale, LLC has agreed to wave this provision provided that Consultant: (1) Does not provide any services to Company that Consultant or Ignis Barnett Shale, LLC believe conflict with the interests of Ignis Barnett Shale, LLC, and (2) Does not engage in any agreement or activity or gain access to any data or information that would limit Consultant’s ability to provide services to Ignis Barnett Shale, LLC. Company and Consultant acknowledge and agree that the services to be provided by Consultant will not violate any of the above provisions.
(d)	Services NOT Provided

Consultant does NOT provide any of the following services and Company explicitly acknowledges that it has obtained or will obtain the services of others to advise Company in these areas;
(i)	Legal services,

(ii)	Valuation services

(iii)	Investment banking services

(iv)	Landman services

(v)	Environmental services

(vi)	Geological/Geophysical services

(vii)	Engineering services
The above list is provided to illustrate services not provided and is not intended to be exhaustive.
B.	Reports

Therefore it is mutually agreed that there will be no formal progress reports made during the conduct of this engagement. Consultant will maintain contact with the Company’s Chief Executive Officer and the Board and others the Company’s Board shall designate and provide them with work product required by them to support the objectives of the Company in the form of spreadsheets, emails, presentation materials, or other forms as required to deliver the Services defined above.
C.	Status of Consultant

Consultant and the Company expressly agree that Consultant is an independent contractor, and all Services performed under this Agreement are performed by Consultant as an independent contractor. Consultant shall control the time, manner, and place of performance of the Services.
D.	Term; Termination or Suspension
1.	Except as provided below, this Agreement, and the Services to be performed under it shall commence on the date of this agreement and shall continue thereafter until terminated by either party as described below.

2.	The Company may terminate this Agreement at any time, but the Company shall continue to pay the Consultant for the Services for 30 days following notice of termination to consultant unless the termination is for cause. The term “cause” shall mean:
(a)	Consultant’s continuing willful failure, neglect, refusal, or nonperformance, at any time, of Consultant’s duties or obligations set forth in this Agreement, or a willful breach by Consultant of this Agreement;

(b)	Consultant conviction or no contest or guilty plea to or indictment for (or its procedural equivalent) a felony or crime involving moral turpitude, or Consultant or Consultant’s Employee’s guilty plea or no contest plea to a lesser included offense or crime in exchange for withdrawal of a felony indictment, felony charge by information, or a charged crime involving moral turpitude, whether the charge arises under federal, state or local law;

(c)	Consultant appropriation (or attempted appropriation) of a material business opportunity of the Company or any of its affiliates, including, without limitation,

attempting to secure or securing, any personal profit in connection with any transaction entered into on behalf of the Company or any of its affiliates;
(d)	Consultant commission of an act of fraud, illegality, theft or willful misconduct toward the Company or any of its affiliates in the course of employment with the Company that relates to the Company’s or any of its affiliates’ assets, activities, operations or other employees;

(e)	Consultant’s repeated intoxication with alcohol or drugs while on the Company’s premises during regular business hours.
3.	Upon termination or cancellation of this Agreement, the Company shall have no liability to Consultant under this Agreement except for charges for Services performed by Consultant and accepted by the Company prior to receipt of notice of termination or cancellation and the 30 day notice period provided for in Paragraph D2. The terms and conditions in this Agreement that by their sense and context are intended to survive the performance hereof by either or both parties hereunder shall so survive the termination, cancellation, or completion of performance of this Agreement.

4.	The Consultant may terminate this Agreement upon giving 15 days’ prior written notice thereof to Company. Additionally, the Consultant may terminate this Agreement immediately for good reason. The term “good reason” shall mean the Company’s breach of this Agreement.

5.	Upon termination or cancellation of this Agreement, the Consultant shall have no liability to Company under this agreement. The terms and conditions in this Agreement that by their sense and context are intended to survive the performance hereof by either or both parties hereunder shall so survive the termination, cancellation, or completion of performance of this Agreement.

6.	Upon completion of Consultant’s services hereunder or at such other time as may be requested by Company, Consultant shall return to Company all documents, records, notebooks, including copies thereof, whether prepared by Consultant or others, in Consultant’s possession.
E.	Compensation; Expenses
1.	Consulting Fees
As compensation for the performance of the Services beginning the date of this agreement and continuing thereafter during the term of this Agreement, Consultant shall be paid the following amounts:
(a)	The sum of $6,800 per month (“Monthly Compensation”), paid in advance to Consultant for each month during the term of this Agreement, as compensation for the Services performed while working up to three hours per week; and

(b)	The sum of $700 per hour, payable on receipt of an invoice from Consultant, as compensation for the Services performed for each hour worked beyond three hours in any given week; and

(c)	The sum of $150 per hour, payable on receipt of an invoice from Consultant, as compensation for time spent traveling in performing the services.
2.	Reimbursement of Expenses

The Company shall reimburse Consultant for all reasonable and necessary business and travel expenses actually incurred by Consultant in performing the services, subject to receipt of a written request for reimbursement. Expenses include but are not limited to travel, lodging, meals, copying, printing, telecommunications, and IT costs. Expenses exceeding $1,000 per month must be approved by the Company in writing prior to being incurred by the Consultant. Company may request appropriate supporting documentation which Consultant will provide, at Company’s expense. Consultant shall provide supporting documentation within 7 business days times the number of months of documentation requested by the Company. Consultant may request prepayment of expected expenses reimbursement not more frequently than once every two (2) weeks during the term of this Agreement, and the Company shall pay Consultant within 5 business days following receipt of such request. Consultant shall adjust each request for prepayment of expected expenses by the difference between the previous periods expected expenses and the expenses actually incurred. Consultant’s final invoice will, when paid, result in total expense reimbursements from Company equaling actual expenses incurred.
3.	Withholding; Benefits

All fees payable to Consultant under this Agreement shall be made in full, and without any withholding, deduction, or offset of any state or federal withholding taxes, FICA, SDI, or income taxes, nor shall the Company be obligated to pay any of Consultant’s employees’ taxes. Consultant hereby covenants and agrees that it shall be solely responsible for all taxes, withholding, FICA, SDI, and other similar items (both employee and employer portions) with respect to all fees paid by the Company under this Agreement, and agrees to indemnify and hold the Company harmless with respect to such taxes and withholding. Neither Consultant nor Principal shall be eligible for, shall participate in, or shall be entitled to compensation in lieu of any insurance, benefit, retirement, or other plan or program provided by the Company to its employees.
F.	Confidentiality
1.	Definitions

As used in this Agreement, the following words, terms, and phrases shall have the meanings set forth below:
(a)	“Confidential Information” shall mean and include any and all Information (as defined in this Agreement) of the following types: (i) business or financial information, financial statements, projections, business plans, or strategic or marketing plans, market studies, or analyses; (ii) cost and expense information, pricing and discount information, gross or net profit margins, or analyses; (iii) technical data, specifications, computer software (including both source code and object code or “executable” software), databases, and database designs; (iv) processes, transactions, and transaction procedures; (v) production data, shop drawings, engineering studies or reports, feasibility studies or manufacturing studies, parts lists, product specifications, identity of suppliers or terms of supply agreements or arrangements, production procedures, trade secrets, or secret or proprietary processes and formulae; (vi) marketing and customer data (including, but not limited to, identity or demographic analyses of customers), focus group reports, “shopping” reports, and marketing or advertising studies; (vii) terms, conditions, provisions, or obligations of any contracts or agreements to which the Company is a party or to which any of its assets are subject, or the identity of any Person who is a party to any contract or agreement with the Company; (viii) procedural or operational manuals, employee manuals, training manuals, or programs; (ix) site selections or review reports, site selection criteria, demographic analyses of or regarding any locations of retail outlets of the Company, the terms of any lease for any such retail outlet, or any summary thereof; (x) the identity of any employee of the Company, and the compensation, benefits, or terms of employment of any such employee; (xi) other confidential business information form which the Company derives an economic or competitive advantage or from which the company might derive such advantage in its business, whether or not labeled “secret” or “confidential;” and (xii) such other information of or regarding the Company that the Company actually maintains as confidential or proprietary; provided, however, that such information shall be deemed confidential only to the extent that it (a) has not been previously disclosed to the public, or (b) is not ascertainable from public or published information or trade sources, or (c) is not subsequently publicly disclosed (other than by a violation of this Agreement). Any Information that is marked or otherwise identified as “Confidential Information” at the time of Disclosure shall be presumed to be Confidential Information for the purposes of this Agreement.
(b)	“Information” shall mean and include any data or information Disclosed (as defined in this Agreement) in the form of (i) any written information, reports, documents, books, notebooks, memoranda, charts, or graphs; (ii) computer tapes, disks, CD-ROM, files, or other mechanical or electronic media; (iii) oral statements, representations, or presentations; (iv) audio, visual, or audio-visual materials or presentations, including audiotapes, videocassettes, laser discs, or CDs; and (v) any other documentary, written, magnetic, or other permanent or semi-permanent form.

(c)	“Disclose” or “Disclosure” shall mean and include any delivery, transmittal, presentation, or representation of Information, by any Person to any other Person.

(d)	“Person” shall mean and include any individual or natural person, corporation, trust, proprietorship, partnership, limited partnership, joint venture, limited liability company, limited liability partnership, or any other entity.
2.	Agreement to Provide Information

The Company agrees to promptly and fully Disclose to Consultant any Information of or regarding the Company, its business, or operations, including Confidential Information, as Consultant may reasonably request in connection with the performance of the Services by Consultant, which the Company deems, in its sole discretion, to be necessary for the performance of the Services by Consultant.

3.	Agreement to Maintain Confidentiality

Consultant agrees to retain and maintain in strict confidence, and to require its representatives, agents, employees, officers, directors, shareholders, partners, principals, successors, assignees, members, affiliates, consultants, or professional representatives and advisors to retain in confidence any and all Confidential Information of the Company. Consultant agrees that, without the prior express written consent of the Company, Consultant shall not: (i) Disclose any such Confidential Information to any other Person; (ii) use any such Confidential Information for the benefit of any Person other than the Company; or (iii) permit any Confidential Information to be Disclosed to or used by any Person other than the Company.
4.	Continuation of Covenant; Obligations on Termination

Consultant expressly agrees and acknowledges that the obligation of Consultant pursuant to Section F3 of this Agreement shall continue, notwithstanding the expiration of this Agreement, the completion of the Services, and/or any termination of this Agreement by either Consultant or the Company, so long as Consultant, has any knowledge, possession, or control of, or access to, any Confidential Information of the Company. Upon the completion of the Services, or any other termination or expiration of this Agreement, for any reason, Consultant shall, if required to do so by the Company, promptly return to the Company (without retaining copies, in any medium) any and all Confidential Information of the Company in the possession or control of Consultant.
G.	Indemnification.

General Agreement for Indemnification.
1.	The Company hereby agrees to indemnify, defend and hold Consultant harmless from and against all claims, liabilities, losses, damages and expenses as they are incurred, including legal fees and disbursements of counsel and the costs of Consultant’s professional time, relating to or arising out of any transaction or matter which is related to the subject matter of this Agreement, including any legal proceeding in which Consultant may be required or agree to participate but in which it is not a party. THIS INDEMNITY SHALL APPLY TO MATTERS THAT ARISE OUT OF THE NEGLIGENCE, STRICT LIABILITY OR OTHER GUILT OR RESPONSIBILITY BY SUCH CONSULTANT OR CONSULTANT’S EMPLOYEE; PROVIDED, HOWEVER, THAT THIS INDEMNITY SHALL NOT APPLY TO MATTERS ARISING OUT OF THE GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR WILLFUL BREACH OF THIS AGREEMENT BY SUCH CONSULTANT OR CONSULTANT’S EMPLOYEE.

2.	Consultant agrees to notify the Company of the commencement of any action for which indemnification is sought hereunder, but the failure so to notify the Company will not relieve the Company from liability hereunder unless and to the extent such failure prejudices the Company or results in the forfeiture by the Company of any rights and/or defenses. The Company shall, upon notice to Consultant, be entitled to assume the defense of any action for which indemnification is sought hereunder with counsel of the Company’s own choice at the Company’s expense (in which case the Company shall not thereafter be responsible for the fees and expenses of any separate counsel retained by Consultant except as set forth below), provided, however, that such counsel shall be satisfactory to Consultant. The Company shall continue to be responsible for any reasonable costs incurred by Consultant for investigation requested by the Company or for providing evidence as a witness in such proceeding. Notwithstanding the Company’s election to assume the defense of such action, Consultant shall have the right to employ separate counsel and to participate in the defense of such action, and the Company shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the Company to represent Consultant would present such counsel with a conflict of interest, or such counsel fails to make a determination that it has no conflict of interest with respect to its representation of Consultant; (ii) the actual or potential defendants in, or targets of, any such action include both the Company and Consultant, and Consultant shall have reasonably concluded that there may be legal defenses available to Consultant which are different from or additional to those available to the Company (in which case the Company shall not have the right to assume the defense of such action on Consultant’s behalf); (iii) the Company shall not have employed counsel satisfactory to Consultant to represent Consultant within a reasonable time after notice of the institution of such action; or (iv) the Company shall authorize Consultant to employ separate counsel at the Company’s expense. The Company shall not settle any proceeding without the consent of Consultant, unless such settlement includes a provision releasing Consultant from all liability in respect to the claims against Consultant.

3.	Survival and Succession.

The Company’s obligation to indemnify Consultant as provided in paragraph G1 shall survive the termination of this Agreement. Further, this Agreement, in its entirety, shall inure to the benefit of and be binding on the successors and assigns of the Company and Consultant, and the indemnity agreement set forth in Paragraph G1 hereof shall extend to and inure to the benefit of any affiliates, stockholders and employees of Consultant and any successors, assigns, heirs and personal representatives of any such person or entity.
H.	Notices

Any notices to be given under this Agreement shall be in writing, sent by registered or certified mail, postage prepaid, return receipt requested, addressed to such party as follows:
1.	Notices to the Company:
Ignis Petroleum Group, Inc
One Legacy Town Center
7160 Dallas Parkway, Suite 380
Plano, Texas 75024
Attn: Geoff Evett

2.	Notices to Consultant:
Lifestyles Integration, Inc.
4208 Bamford Dr.
Austin, Texas 78731
Attn.: Eric Hanlon
3.	Notices sent in accordance with this Section shall be deemed effective on the date of dispatch. Any changes in the information set forth in this Section shall be upon notice to the other party delivered in the manner set forth above.
I.	Entire Agreement

This Agreement, constitutes the entire understanding between the parties related to services to be performed commencing on the date of this agreement, and supersedes all prior agreements and negotiations related to this specific engagement commencing on the date of this agreement, whether oral or written. There are no other agreements between the parties, except as set forth in this Agreement and provisions of past written Agreements between the Company and Consultant related to previous engagements that survived the termination of those agreements. No supplement, modification, waiver, or termination of this Agreement shall be binding unless in writing and executed by all parties to this Agreement.

J.	Assignment; Binding Effect

Neither this Agreement nor any rights, benefits, or obligations under it may be assigned by any party to this Agreement without the prior express written consent of the other party. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon all of the parties to this Agreement and their respective executors, administrators, successors, and permitted assigns.

K.	Severability

In the event any of the provisions of this Agreement are found by a court of competent jurisdiction to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not be affected.

L.	Construction

The headings of the Sections contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement. The parties have been advised by counsel in connection with this Agreement. This Agreement shall be construed and interpreted in accordance with the plain meaning of its language, and not for or against either party, and as a whole, giving effect to all of the terms, conditions, and provisions of this Agreement.

M.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. Any legal action, suit, or proceeding with respect to this Agreement shall be brought exclusively in a federal or state court in Travis County, Texas. Each party consents to the jurisdiction of the federal and state courts in Travis County, Texas having subject matter jurisdiction arising under this Agreement.

N.	Counterparts

This Agreement may be executed in two or more counterparts, which shall together constitute one and the same agreement.

O.	Attorney Fees

In the event that any party to this Agreement shall commence any suit or action to interpret or enforce this Agreement, the prevailing party in such action shall recover that party’s costs and expenses incurred in connection with the suit or action, including attorney fees and costs of appeal, if any.

P.	Limitation of Liability

The Company further agrees that if Consultant or Consultants Employee should be liable for loss or damage of any kind, including any claim of loss or damage arising out of the failure of Consultant or Consultant’s Employee to discharge Consultant’s duties under this Agreement, other than that arising out of the willful misconduct or gross negligence by Consultant or Consultant’s employee, Consultant’s and Consultant’s Employee’s combined liability will be limited to the greater of $12,000 or 45% of professional fees paid under this Agreement not to exceed the total professional fees paid under this Agreement and that the provisions of this paragraph will apply if loss or damage, irrespective of cause or origin, results directly or indirectly, to persons or property from the performance of obligations imposed by this Agreement, or from negligence, active or otherwise, of Consultant, its agents and employees. The Company must provide Consultant written notice of any claim of loss or damage, irrespective of cause or origin, including any claim of loss or damage arising out of the failure of Consultant to discharge Consultant’s duties under this Agreement, within Four weeks of the act or omission of Consultant that the Company contends was the cause of any such loss or damage. Any such claim for loss or damage on the part of the Company against Consultant for which timely written notice is not provided as required by this paragraph is expressly waived by the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
COMPANY
Ignis Petroleum Group, Inc.

/s/ Geoff Evett
Geoff Evett, Chief Executive Officer
CONSULTANT
Lifestyes Integration, Inc.

/s/ Eric B. Hanlon
By: Eric B. Hanlon
Its: President